Exhibit 99(g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

Ramius Advisors, LLC

AND

Archview Investment Group LP

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) made this 7th day of October, 2015, by and among Ramius Advisors, LLC, a Delaware limited liability company (the “Advisor”), Archview Investment Group LP, a Delaware limited partnership (the “Sub-Advisor”), and Ramius Archview Credit AND DISTRESSED Fund, a Delaware statutory trust (the “Fund”), solely as a party with respect to Section 8 hereof.

WHEREAS, the Advisor and the Sub-Advisor are investment advisers that are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as the investment adviser to the Fund, a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement dated October 7, 2015 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Fund’s Board of Trustees (the “Board”), to obtain the services of the Sub-Advisor in fulfilling the Advisor’s responsibilities thereunder, subject to the requirements of the 1940 Act and other applicable federal and state law; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist it in fulfilling certain of its responsibilities under the Advisory Agreement, and the Sub-Advisor is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.	Duties of the Sub-Advisor.

(a)       Retention of Sub-Advisor. The Advisor hereby engages the Sub-Advisor to manage the investment and reinvestment of the assets of the Fund, including overseeing the day-to-day management of the Fund’s investment portfolio, subject to the supervision of the Advisor and the Board, for the period and upon the terms set forth herein.

(b)       Responsibilities of Sub-Advisor. Without limiting the generality of the foregoing, the Sub-Advisor shall, during the term and subject to the provisions of this Agreement:

(i)	manage the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including recommendations as to the specific securities and other assets to be purchased, retained, or sold by the Fund;

(ii)	place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Fund’s investments on behalf of the Fund);

(iii)	identify, source, evaluate and negotiate the structure of the investments made by the Fund;

(iv)	monitor and service the Fund’s investments;

(v)	perform due diligence on prospective portfolio companies;

(vi)	assist the Advisor in negotiating, obtaining and managing financing facilities for the benefit of the Fund;

(vii)	participate in the valuation process of portfolio investments pursuant to valuation policies and procedures approved by the Board or a committee thereof (including providing valuation support upon request); provided that, notwithstanding the foregoing, the parties acknowledge that the Sub-Advisor is not ultimately responsible for establishing the valuation of the Fund’s investments;

(viii)	participate in the review of draft periodic reports to be filed with the Securities and Exchange Commission (the “SEC”) and the Fund’s registration statement(s) on Form N-2 filed with the SEC, as amended or supplemented from time to time (the “Registration Statement”);

(ix)	participate in presentations to: (a) dealer manager wholesaling personnel; (b) broker-dealer road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums;

(x)	as required or otherwise requested by the Board, attend meetings of, and participate in presentations to, the Board; and

(xi)	provide the Advisor with such other related services as the Advisor may, from time to time, reasonably require for the Advisor to manage the Fund.

(c)       Power and Authority. To facilitate the Sub-Advisor’s performance of its responsibilities as set forth herein, but subject to the restrictions contained herein, the Advisor hereby delegates to the Sub-Advisor, and the Sub-Advisor hereby accepts, the power and authority to act on behalf of the Fund to effectuate investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. The Advisor, on behalf of the Fund, but subject to the restrictions contained herein, also grants to the Sub-Advisor power

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and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Advisor reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.

(d)       Acceptance of Appointment. The Sub-Advisor hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Advisor shall use reasonable efforts to carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objectives, policies and restrictions as set forth in the Fund’s then-effective Registration Statement and the Fund’s prospectus that forms a part of the Registration Statement, to the extent such objectives, policies, and restrictions are specifically identified by the Advisor to the Sub-Advisor; (ii) subject to the Sub-Advisor’s prior written consent, such policies, directives, regulatory restrictions and compliance policies as the Advisor may from time to time establish or issue and communicate to the Sub-Advisor in writing; and (iii) applicable law and related regulations. The Advisor shall notify the Sub-Advisor in writing of changes to (i), (ii) or (iii) above promptly after it becomes aware of such changes. In no event shall the Sub-Advisor be held responsible for failing to comply with any of (i), (ii) or (iii) unless it had previously received the notification in the foregoing sentence and, with respect to (ii), the Sub-Advisor had previously provided its prior written consent in respect thereof.

(e)       Independent Contractor Status. The Sub-Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund.

(f)        Record Retention. Subject to review by, and the overall control of, the Board, the Sub-Advisor shall keep and preserve for the period required by the 1940 Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board and/or the Advisor such periodic and special reports as the Board or the Advisor may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by and at the reasonable request of the Board and/or the Advisor and their authorized agents, during normal business hours or as may be agreed upon by the Sub-Advisor. The Sub-Advisor agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 10, provided that the Sub-Advisor may retain a copy or originals of such records to the extent required by applicable law or the Sub-Advisor’s policies and procedures.

(g)       Fund Counterparties. The Sub-Advisor shall utilize counterparties for prime brokerage, futures and options clearing, and over-the-counter derivatives or repurchase transactions, under agreements set up by, and in the name of, the Advisor or the Fund. The Sub-Advisor shall be responsible for managing any collateral and margin requirements associated with investments made for the Fund and shall perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Advisor as agreed between the Advisor and the Sub-Advisor.

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(h)       Trade and Position Files. On each business day, the Sub-Advisor shall provide reports (to which the Advisor will have access) to the Fund’s administrator (the “Administrator”) in a mutually-agreed format and medium regarding (i) the securities or other instruments held by the Fund; and (ii) the securities or other instruments purchased and sold for the Fund by the Sub-Advisor on such business day. The Sub-Advisor also shall provide such additional information to the Advisor regarding the Sub-Advisor’s implementation of the Fund’s investment strategy as the Advisor may reasonably request.

(i)       Transmission of Information to Custodian or Prime Broker. In connection with any purchase and sale of securities or other instruments for the Fund, the Sub-Advisor shall arrange for the transmission to the custodian for the Fund (the “Custodian”) and/or the Fund’s prime broker (the “Prime Broker”) on a daily basis such confirmations, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, LoanX ID or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian or Prime Broker to perform their custodial, administrative and recordkeeping responsibilities with respect to the Fund. With respect to securities or other instruments to be settled through the Fund’s Custodian or Prime Broker, the Sub-Advisor shall arrange for the prompt transmission of the confirmation of such trades to the Custodian or Prime Broker, as applicable. The parties acknowledge that the Sub-Advisor is not a custodian of the Fund’s assets, will not take possession or custody of such assets, and shall have no liability for the acts or omissions of any such Custodian or Prime Broker.

2.	Expenses.

Except as provided below in this Section 2, the Sub-Advisor assumes no obligation with respect to, and shall not be responsible for, the expenses of the Advisor or the Fund in fulfilling the Sub-Advisor’s obligations hereunder.

During the term of this Agreement, the Sub-Advisor shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Advisor shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be capable of assisting it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Advisor or made available to the Sub-Advisor by its members or affiliates. Subject to the terms and conditions of any applicable expense limitation and reimbursement agreement, the Advisor shall cause the Sub-Advisor to be reimbursed by the Fund or the Advisor, as appropriate, for expenses reasonably incurred by the Sub-Advisor at the request of or on behalf of the Fund or the Advisor, to the same extent as such expenses would be reimbursable to the Advisor pursuant to Sections 2(b) and 2(c) of the Advisory Agreement had such expenses been incurred by the Advisor. The Sub-Advisor shall maintain and supply to the Fund and the Advisor, as they may reasonably request, records of all such expenses.

3.	Compensation.

In consideration for the Sub-Advisor’s services hereunder, with respect to each Term Year (as defined below), the Advisor shall pay to the Sub-Advisor, within 10 business days after the Management Fee (as defined in Section 3 of the Advisory Agreement) is paid by the Fund to

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the Advisor, a monthly fee of 0.0625% (0.75% on an annualized basis) of the month-end value of the Fund’s net assets. In addition, the Advisor shall pay to the Sub-Advisor, within 10 business days after the Incentive Fee or Quarterly Payment (each as defined in and calculated in accordance with Section 3 of the Advisory Agreement), as the case may be, is paid by the Fund to the Advisor, a portion of each Incentive Fee and Quarterly Payment received from the Fund equal to (i) 85% of the Incentive Fee and Quarterly Payment in respect of that portion of the Fund’s net asset value (“NAV”) up to $250 million; and (ii) 90% of the Incentive Fee and Quarterly Payment received in respect of the remainder of the Fund’s NAV. The parties agree that payments by the Advisor to the Sub-Advisor pursuant to this Section 3 may be reduced by the amount of any payments due from the Sub-Advisor to the Fund or the Advisor pursuant to any applicable expense limitation and reimbursement agreement.

In the event this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Advisor during the Term Year in which such termination occurs, the advisory fees payable to the Advisor shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 10 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations and Warranties of the Sub-Advisor.

The Sub-Advisor represents and warrants to the Advisor and the Fund as follows:

(a)       The Sub-Advisor is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)       The Sub-Advisor is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)       The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor;

(d)       The Sub-Advisor agrees that, to the best of its knowledge, its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)       The Sub-Advisor agrees that it will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

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(f)       Part 2A of the Sub-Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Advisor, is a true and complete copy of the form. The Sub-Advisor will promptly provide the Advisor and the Fund with a complete copy of all subsequent amendments to Part 2A of its Form ADV; and

(g)       The Sub-Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

5.	Representations and Warranties of the Advisor.

The Advisor represents and warrants to the Sub-Advisor and the Fund as follows:

(a)       The Advisor is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

(b)       The Advisor is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)       The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)       The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments;

(e)       The Advisor agrees that it will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act;

(f)       Part 2A of the Advisor’s most recent Form ADV filed with the SEC pursuant to Section 203(c) of the Advisers Act, previously provided to the Sub-Advisor, is a true and complete copy of the form. The Advisor will promptly provide the Sub-Advisor with a complete copy of all subsequent amendments to Part 2A of its Form ADV;

(g)       The Advisor and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Advisor to enter into this Agreement; and

(h)       The Advisor shall comply in all material respects with all requirements applicable to the investment adviser of a closed-end fund like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act.

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6.	Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 4 and 5 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties is no longer true.

The Sub-Advisor makes no representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	Liability of Sub-Advisor.

In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of any Sub-Advisor Related Person (as defined below) in performance of its obligations and duties hereunder, (b) reckless disregard by any Sub-Advisor Related Person of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), a Sub-Advisor Related Person shall not be subject to any liability whatsoever to the Fund or the Advisor, or to any shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

For purposes of this Section 7, a “Sub-Advisor Related Person” includes the Sub-Advisor and each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with the Sub-Advisor, and their respective executors, heirs, assigns, successors or other legal representatives.

8.	Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 8(c) of this Agreement, indemnify any Sub-Advisor Related Person (including for this purpose any other person designated by the Sub-Advisor as an indemnitee (each such person, including any Sub-Advisor Related Person, being referred to as an “Indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses (“Losses”) arising by reason of the Sub-Advisor being or having been Sub-Advisor to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Indemnitee, except to the extent that such Losses have been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s office. These Losses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Indemnitee may be or may have been involved as a party or otherwise, or with which such Indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an Indemnitee for any liability (including liability under U.S. federal securities laws which, under certain

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circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

(b) Expenses, including counsel fees and expenses, incurred by any Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the Indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the Indemnitee against losses arising by reason of the Indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the Indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an Indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Board trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s office or (ii) the Board trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Indemnitee against any liability to the Fund or its shareholders to which the Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any Indemnitee of any amount if the Indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties

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involved in the conduct of the Indemnitee’s office. In any suit brought by an Indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the Indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(e) No shareholder shall be personally liable with respect to any Indemnitee claim for indemnification or advancement of expenses.

(f) To the fullest extent permitted by law, the Advisor shall indemnify any Indemnitee against, and hold them harmless from, any and all Losses asserted or threatened to be asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are caused by (i) any action or inaction by the Indemnitee that the Indemnitee has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Advisor’s written instructions to the Indemnitee (including actions taken in order to comply with guidelines provided to the Indemnitee) pursuant to this Agreement, or (ii) the Advisor in connection with the operation of the Fund, solely to the extent such Losses have been finally determined by a court of competent jurisdiction to arise out of the willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor. For the avoidance of doubt, the Advisor, the Sub-Advisor and the Fund agree that the indemnification provisions in this Section 8 shall not operate to limit any other rights to indemnification in this Agreement.

(g) To the fullest extent permitted by law, the Sub-Advisor shall indemnify the Advisor against, and hold it harmless from, any and all Losses asserted or threatened to be asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are caused by (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or written communication to prospective or current investors in the Fund, in all cases relating to disclosure provided to the Advisor or the Fund in writing by the Sub-Advisor, or (ii) the Sub-Advisor in connection with the operation of the Fund, solely to the extent such Losses have been finally determined by a court of competent jurisdiction to arise out of the willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor.

(h) No party shall be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(i) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Advisor or any Indemnitee.

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9.	Confidentiality.

(a)       Each of the Sub-Advisor and the Advisor acknowledges and agrees that pursuant to this Agreement, either party may have access to the other party’s non-public, confidential and proprietary information and materials concerning or pertaining to the other’s business (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of the Fund’s business, including, but not limited to, as may be requested by broker-dealers, counterparties, other service providers to the Fund or third party firms conducting due diligence on the Fund; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information which:

(i)       has been published by either party or is otherwise in the public domain through no fault of the other party; or

(ii)       is within the legitimate possession of a party prior to its disclosure by the other party and without any obligation of confidence; or

(iii)       after disclosure, is lawfully received by a party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; or

(iv)       is independently developed by a party through persons who have not had access to, or knowledge of, the confidential information; or

(v)       is approved in writing for disclosure by a party prior to its disclosure.

(b)       Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 9.

(c)       Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is:

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(i)       in response to any order of a court, regulator or any governmental body or political subdivision thereof (and in such circumstances such party shall, unless prohibited from so doing by subpoena, order or law, (x) give notice to the other party of its receipt of such order and (y) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued), or

(ii)       otherwise required by law, or

(iii)       necessary to establish such party’s rights under this Agreement, such party’s or its Representative’s compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement.

(d)       For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, compliance personnel, professional advisers (including lawyers, accountants and investment bankers) or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them.

10.	Duration and Termination of Agreement.

(a)       Term and Effectiveness. This Agreement shall become effective as of the date hereof (the “Effective Date”). This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of the Fund’s Independent Trustees, in accordance with the requirements of the 1940 Act.

(b)       Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 90 days’ prior written notice, by (i) the Advisor, if the Board or a majority of the outstanding voting securities of the Fund determine that this Agreement should be terminated, or (ii) the Sub-Advisor. This Agreement shall automatically terminate in the event of (1) its “assignment” (as such term is defined under the 1940 Act), or (2) the termination of the Advisory Agreement. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Sub-Advisor shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)       Notwithstanding any termination of this Agreement, the Sub-Advisor shall be entitled to receive all amounts payable to it for services performed hereunder prior to and including the date of such termination and not yet paid pursuant to Sections 2 or 3 hereof.

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11.	Other Activities of the Sub-Advisor.

(a)       Services Not Exclusive. Except as the Advisor and the Sub-Advisor may otherwise agree, the services of the Sub-Advisor to the Fund are not exclusive. The Advisor and the Fund understand that the Sub-Advisor may, subject to any other agreements to which it or its affiliates may be party, give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Advisor with respect to the Fund, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Sub-Advisor to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Sub-Advisor and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Sub-Advisor and directors, officers, employees, partners, shareholders, members and managers of the Sub-Advisor and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

(b)       Broker-dealer Selection. The Sub-Advisor is authorized to select the brokers, dealers or financial institutions (collectively “Brokers”) through which it shall execute the purchases and sales of portfolio investments in portfolio companies. In selecting Brokers, the Sub-Advisor may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Advisor receives in connection with activities for the Fund may also be used by the Sub-Advisor for the benefit of other clients and customers of the Sub-Advisor or any of its affiliates. The Sub-Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange or Brokers an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another member of such exchange or Brokers would have charged for effecting that transaction, if the Sub-Advisor determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission, markup or markdown, or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission, markup or markdown is reasonable in relation to the value of the brokerage and/or research services provided by such member or Broker, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Sub-Advisor’s duty to seek the best execution on behalf of the Fund. The Sub-Advisor will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a member of a national securities exchange or Broker that provides brokerage and research services to the Sub-Advisor an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines

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in good faith that such amount of commission, markup or markdown was reasonable in relation to the value of the brokerage and research services provided by such national securities exchange or Broker, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities with respect to the Fund and/or other clients of the Sub-Advisor as to which the Sub-Advisor exercises investment discretion. The Sub-Advisor shall promptly communicate to the Advisor and to the officers of the Fund such information relating to portfolio transactions with Brokers as they may reasonably request. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Fund, the Sub-Advisor may not pay any commission, markup or markdown, or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this Section 11(b).

(c)       Aggregation. On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor may, in accordance with applicable law and any relevant policies and procedures of the Sub-Advisor, aggregate the securities to be so purchased or sold with orders for other clients of the Sub-Advisor in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Advisor consistent with the Sub-Advisor’s policies and procedures and in a manner that is fair and equitable over time and consistent with the Sub-Advisor’s fiduciary obligations to the Fund and to such other clients.

(d)       Proxy Voting. The Sub-Advisor will exercise voting rights on any assets held in the portfolio investments of portfolio companies in accordance with the Sub-Advisor’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Advisor is obligated to furnish to the Advisor and the Fund, in a timely manner, a record of all matters relating to a portfolio security considered at any shareholder meeting held during the period covered by the relevant report on Form N-PX in such form and format as agreed with the Advisor or the Administrator.

12.	Regulatory Matters.

Each of the Advisor and Sub-Advisor shall maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which shall be provided to each other and the Fund and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. Each of the Advisor and Sub-Advisor shall follow such Code of Ethics in performing its services under this Agreement. Annually, each of the Advisor and Sub-Advisor will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Code of Ethics and compliance program, respectively, to each other and the Fund. Each of the Advisor and Sub-Advisor shall notify each other promptly of any material violation of its Code of Ethics involving the Fund. Each of the Advisor and Sub-Advisor shall provide such additional information regarding violations of the Code of Ethics directly affecting the Fund as the Fund or its Chief Compliance Officer, or the Advisor or Sub-Advisor, as applicable, may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from a violation of the Code of Ethics.

Each of the Advisor and Sub-Advisor shall promptly provide notice to each other regarding any inspections, notices or inquiries from any governmental, administrative or self-

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regulatory agency, including without limitation, any deficiency letter, responses to deficiency letters or similar communications or actions relating to (i) the Advisor’s or Sub-Advisor’s management of the Fund or that otherwise relate to the Fund or (ii) that involve matters that could reasonably be viewed as material to the Advisor’s or Sub-Advisor’s ability to provide services to the Fund. To the extent that such inspections, notices, or inquiries relate to the Fund, the Advisor and Sub-Advisor shall promptly make available such documents to each other unless, in the opinion of the Advisor’s or Sub-Advisor’s counsel, the Advisor or Sub-Advisor, respectively, would be legally prohibited from doing so.

Each of the Advisor and Sub-Advisor shall keep each other informed of developments relating to their duties as investment adviser and sub-adviser, respectively, of which they have, or should have, knowledge that would materially affect the Fund. Each of the Advisor and Sub-Advisor shall promptly notify each other in writing of the occurrence of any of the following events: (i) it is served or otherwise receives notice of, or is threatened with, any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency, or public board or body, involving the affairs of the Fund and (ii) any change in the actual control or management of the Advisor or Sub-Advisor or change in the portfolio manager(s) primarily responsible for the day-to-day management of the Fund.

Each of the Advisor and Sub-Advisor shall maintain business continuity, disaster recovery and backup capabilities and facilities, through which they will be able to perform their obligations hereunder with minimal disruptions or delays. Upon request, the Advisor or Sub-Advisor shall provide to each other access to their written business continuity, disaster recovery and backup plan(s) or sufficient information or written certification regarding such plans to satisfy the Advisor’s, Sub-Advisor’s and the Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer of the Fund in complying with Rule 38a-1 under the 1940 Act.

Each of the Advisor and Sub-Advisor shall timely provide to each other and the Board all information and documentation they may reasonably request as necessary or appropriate in order for the Advisor, Sub-Advisor and the Board to comply with the investment policies and restrictions of the Fund set forth in the Fund’s Registration Statement and the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a “regulated investment company”, including, without limitation, information and commentary for the Fund’s annual and semi-annual reports, together with certifications or sub-certifications regarding such commentary in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act thereon.

13.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

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14.	Amendments; Certain Conflicts.

This Agreement may be amended by mutual consent of the parties, subject to the requirements of applicable law.

15.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

For so long as the Fund is registered as an investment company under the 1940 Act and the Sub-Advisor is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

16.	Intellectual Property.

The Sub-Advisor conducts its investment advisory business under, and owns all rights to, the trademark “Archview” and the “Archview” design (collectively, the “Brand”). In connection with the Fund’s (i) public filings; (ii) requests for information from state and federal regulators; (iii) offering materials and advertising materials; and (iv) investor communications, the Fund may state in such materials that investment advisory services are being provided by the Sub-Advisor to the Fund under the terms of this Agreement. The Sub-Advisor hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Fund for the use of the Brand solely as permitted in the foregoing sentence and in connection with the Fund’s name. The Fund and the Advisor each agrees that the Sub-Advisor is the sole owner of the Brand and agrees not to challenge or contest the validity of, or the Sub-Advisor’s rights in, the Brand (and the associated goodwill). Prior to using the Brand in any manner, the Fund or the Advisor, as applicable, shall submit all proposed uses to the Sub-Advisor for prior written approval. The Advisor agrees to control the use of such Brand in accordance with the standards and policies as established between the Advisor and the Sub-Advisor. The term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the Advisory Agreement. Upon such termination of this Agreement or the Advisory Agreement, the Fund’s name should be changed promptly, at the Fund’s expense (including, if necessary, the cost of calling a special meeting of the Board), to no longer include the Brand. Without limiting the foregoing, this license shall have no effect on the Fund’s ownership rights of any proprietary works which include the use of the Brand.

The Sub-Advisor shall not use the name of the Fund, the Advisor, “Ramius Advisors” or “Ramius” (or any combination or derivation thereof) in any material relating to the Sub-Advisor

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in any manner not approved prior thereto in writing by the Advisor (other than inclusions of such entities in lists of the Sub-Advisor’s clients or factual descriptions of the Fund).

The Sub-Advisor may use performance data it generates in connection with the Fund for its track record, provided that the Sub-Advisor has not materially breached its exclusivity obligations under any agreement with the Advisor and that the Fund is not specifically identified by name without the prior written consent of the Advisor.

17.	No Third-Party Beneficiaries.

For the avoidance of doubt, no person other than the Fund (solely as a party with respect to Section 8 hereof), the Advisor, the Sub-Advisor and the persons identified in Sections 7 and 8 (solely with respect to Sections 7 and 8) is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Advisor any direct, indirect, derivative or other rights against the Sub-Advisor, or (ii) create or give rise to any duty or obligation on the part of the Sub-Advisor (including without limitation any fiduciary duty) to any person other than the Advisor or the Fund.

18.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

19.	Miscellaneous.

The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

Ramius Advisors, LLC

By:
Name:
Title:

Archview Investment Group LP

By:
Name:
Title:

By:
Name:
Title:

Ramius Archview Credit AND DISTRESSED Fund, solely as a party with respect to Section 8 of the Agreement

By:
Name:
Title:
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EXHIBIT A

Advisory Agreement

[See Attached]